EX-99.i.2

Stradley Ronon Stevens & Young, LLP 2600 One Commerce Square Philadelphia, PA 19103-7098 Telephone: (215) 564-8000

July 15, 2011

Board of Trustees
Delaware Group Adviser Funds
2005 Market Street
Philadelphia, PA 19103

Subject:	Post-Effective Amendment No. 31 to Registration Statement on Form N-1A
Registration Nos. 033-67490/811-07972

Ladies and Gentlemen:

     We have acted as counsel to Delaware Group Adviser Funds, a Delaware statutory trust (the “Trust”), in connection with the preparation and filing with the U.S. Securities and Exchange Commission (the “Commission”) of Post-Effective Amendment No. 31 (the “Amendment”) to the Trust’s Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the “1933 Act”), and the Investment Company Act of 1940 Act, as amended. The purpose of the Amendment is to register an indefinite number of shares of beneficial interest for a new series, the Delaware International Bond Fund (the “Fund”).

     We have reviewed the Trust’s Agreement and Declaration of Trust (the “Trust Agreement”), Amended and Restated By-laws and resolutions (the “Resolutions”) adopted by the Trust’s Board of Trustees in connection with establishing the Fund, and a Good Standing Certificate from the Secretary of State of Delaware dated July 15, 2011, and originals or copies, certified or otherwise identified to our satisfaction, of such other documents and records as we have deemed necessary or advisable for purposes of this opinion. As to various questions of fact material to our opinion, we have relied upon information provided by officers of the Trust.

     We have assumed the following for purposes of this opinion:

a)	The Trust will remain a valid and existing statutory trust under the laws of the State of Delaware and the provisions relating to the issuance of the Shares will not be modified or eliminated.

b)	The registration with the Commission of an indefinite number of the Shares will remain effective.

c)	The Resolutions will not be modified or withdrawn and will be in full force and effect on the date of each issuance of the Shares.

d)	Each of the Shares will be sold for the consideration described in the then current prospectus and statement of additional information for the Fund, as amended to the date of such sale, and the consideration received by the Trust will in each event be at least equal to the net asset value per Share of such Shares.

Board of Trustees
Delaware Group Adviser Funds
July 15, 2011

     Both the Delaware Statutory Trust Act, as amended, and the Trust Agreement provide that shareholders of the Trust shall be entitled to the same limitation on personal liability as is extended under the Delaware General Corporation Law, as amended, to stockholders of private corporations for profit. There is a remote possibility, however, that, under certain circumstances, shareholders of a Delaware statutory trust may be held personally liable for that trust’s obligations to the extent that the courts of another state that does not recognize such limited liability were to apply the laws of such state to a controversy involving such obligations. The Trust Agreement also provides for indemnification out of property of a Fund for all loss and expense of any shareholder held personally liable for the obligations of the Fund; provided the liability arises solely as a result of the shareholder’s status as a shareholder of the Trust and not as a result of such shareholder’s acts or omissions. Therefore, the risk of any shareholder incurring financial loss beyond his investment due to shareholder liability is limited to circumstances in which a Fund is unable to meet its obligations and the express limitation of shareholder liabilities is determined by a court of competent jurisdiction not to be effective.

     This opinion is based exclusively on the provisions of the federal law of the United States of America and the laws of the State of Delaware applicable to trusts formed under the Delaware Statutory Trust Act, as amended, and does not extend to the securities or “blue sky” laws of the State of Delaware or other States.

     On the basis of the foregoing, it is our opinion that, when issued and paid for upon the terms provided in the Amendment, the shares to be issued pursuant to the Amendment will be validly issued, fully paid and non-assessable.

     Except as otherwise provided in the paragraph below, this opinion is solely for the use of the Trust and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matter set forth in this letter, and no other opinions should be inferred beyond the matters expressly stated.

     We hereby consent to the filing of this opinion with the Commission as an exhibit to Post-Effective Amendment No. 38 to the Trust’s registration statement on Form N-1A. However, this does not constitute a consent under Section 7 of the 1933 Act, and we have not certified any part of the Amendment and do not otherwise come within the categories of persons whose consent is required under Section 7 or under the rules and regulations of the Commission issued thereunder.

Very truly yours,

STRADLEY RONON STEVENS & YOUNG, LLP

BY:	/s/Jonathan M. Kopcsik
Jonathan M. Kopcsik